Exhibit 10.3

[Letterhead of World Heart Corporation]

October 22, 2004

Dani Kennedy
Vice President Corporate Services
World Heart Corporation
1 Laser Street
Ottawa, ON
K2E 7V1

Confidential and Without Prejudice

Dear Dani:

As you are aware, the decision has been made to transfer all remaining Ottawa operations of World Heart Corporation ("WorldHeart") to California. As a result of that decision, employees have received notice that their employment will terminate in the near future. Notwithstanding the decision to close down the Ottawa operations, it will be necessary to have certain employees continue to work in Ottawa to assist with the orderly transition of operations to California.

This letter is to advise you that your employment with WorldHeart is not being terminated immediately but, rather, will terminate without cause on December 31, 2004.

In order to assist you in your transition to other employment, WorldHeart is prepared to pay you 17.5 months' base salary in the form of a lump sum termination payment, to fulfill your entitlement to pay in lieu of notice and severance, plus one-half month's base pay in lieu of benefit continuance (i.e. total termination payment of 18 months' base salary) in exchange for a release of claims. Please note that this payment is beyond what is required by the Ontario Employment Standards Act and is conditional upon you signing and returning the attached Release.

The payment of all accrued and unused vacation pay to December 31, 2004, the lump sum termination payment and the benefit allowance will be deposited into your account, less statutory deductions, on the next regular pay deposit in January 2005 following the return of the signed release. Your Record of Employment will be sent to you shortly thereafter.

To be eligible for the payments described above, you must be in active employment with WorldHeart on December 31, 2004 and not have resigned your employment prior to that date. In the event that the company terminates your employment, other than for cause, prior to December 31, 2004, you will still be eligible for the above payments. In the event that the company terminates your employment for cause, you will not be eligible for the payments.

Your medical, dental, long-term disability and life insurance benefits will terminate as of December 31, 2004. You should be aware that your group life insurance can be converted to individual coverage if application is made in writing and the first premium paid within 31 days after the insurance terminates.

In addition, as a further measure of good faith and notwithstanding the strict terms of the WorldHeart Employee Stock Option Program (the "Option Program"), WorldHeart is prepared to allow you to exercise all options that would vest during the statutory period of notice. Thus, for the purposes of the Option Program, we are prepared to treat your termination date as April 8, 2005 and you may exercise these options in accordance with the provisions of the Option Program on that basis. Again, this additional benefit is conditional upon your acceptance of the attached Release.

Letter to Dani Kennedy
From Jal S. Jassawalla
October 22, 2004

You are reminded that your obligations of confidentiality and non-disclosure extend beyond the terms of your employment agreement and you remain bound by them after the termination of your employment with WorldHeart.

You must sign and return the attached Release Form within one week of your last day worked along with all World Heart Corporation property.

We wish you well in your future endeavours and hope that you will agree to continue to work with us through the transition period.

Yours truly,

/s/ Jal S. Jassawalla

Jal S. Jassawalla
President and Chief Executive Officer

Letter to Dani Kennedy
From Jal S. Jassawalla
October 22, 2004

FULL AND FINAL RELEASE

I, Dani Kennedy, in consideration of the payment of $2.00 and the further consideration as detailed in the letter of October 22, 2004, the receipt and sufficiency of which is acknowledged, hereby release and discharge World Heart Corporation and the University of Ottawa Heart Institute and all of their affiliated, related, subsidiary and parent companies and their officers, directors, employees, and agents (now referred to as the "Employer") from all actions, causes of action, debts, covenants, contracts, agreements and claims that I have against them to the date of this Release for any reason at all, including but not limited to a claim for wages, overtime pay, vacation pay, commissions, bonuses, profit-sharing, stock option rights, expenses, benefits, termination pay, severance pay, reasonable notice or pay in lieu of such notice, and statutory right to reinstatement or any other matter arising out of my employment, employment contract, or termination of employment with the Employer, including all loss or damage not now known or anticipated but which may arise in the future.

I also release the Employer from any claims I may have against them under the Employment Standards Act, the Human Rights Code, the Workplace Safety Insurance Act, the Occupational Health and Safety Act or at common law.

For the said consideration, I covenant and agree to save harmless and indemnify the Employer from and against all claims, charges, taxes or penalties and demands under the Income Tax Act (Canada) in respect of income tax payable by the Employer in excess of the income tax previously withheld; and in respect of any and all claims, charges, taxes, or penalties and demands which may be made on behalf of or related to the Employment Insurance Commission or the Canada Pension Commission, under the applicable statutes and regulations, with respect to any amounts which may, in the future, be found to be payable by the Employer in respect of payments to me.

I agree not to reveal the terms of this Release to any third parties other than my immediate family, legal or financial advisors, provided however that such third parties first agree not to reveal the terms to any other party.

I agree and promise that I will maintain a professional attitude with respect to my relations with the Employer and will make no comments either publicly or privately respecting any aspect of the affairs of the Employer.

I understand that by making this settlement with me, the Employer is not admitting any liability on its part.

I acknowledge that before I signed this Release, I was provided with the opportunity to seek independent legal advice in respect of the contents of this Release and to the extent that I did not seek such independent advice I agree that I will not use this as a defence to the enforcement of this Release.

SIGNED, SEALED AND DELIVERED in the presence of:	) ) ) ) )
/s/ Dani Kennedy

Witness	) ) ) )	Dani Kennedy

Address		Address